Issuer Free Writing Prospectus dated July 30, 2026 (Relating to Preliminary Prospectus Supplement dated July 30, 2026) Filed Pursuant to Rule 433 Registration Statement Nos. 333-275203, 333-275203-01, 333-275203-02 and 333-275203-03

Equinix, Inc.

$850,000,000 5.000% Senior Notes due 2029 (the “2029 Notes”)

$650,000,000 5.500% Senior Notes due 2033 (the “2033 Notes”)

$650,000,000 5.800% Senior Notes due 2036 (the “2036 Notes”)

Equinix Europe 2 Financing Corporation LLC

$850,000,000 5.250% Senior Notes due 2031 (the “2031 Notes”)

(collectively, the “Notes”)

This Final Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Final Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Preliminary Prospectus Supplement.

Ratings*:	Moody’s: Baa1 (stable)
S&P: BBB+ (stable) Fitch: BBB+ (stable)

Book-Running Managers:

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

MUFG Securities Americas Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

DBS Bank Ltd.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

Co-Managers:

Evercore Group L.L.C.

ING Financial Markets LLC

Morgan Stanley & Co. LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

Santander US Capital Markets LLC

Scotia Capital (USA) Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Distribution:	SEC Registered (Registration Nos. 333-275203, 333-275203-01, 333-275203-02 and 333-275203-03)

Use of Proceeds:	To fund the acquisition of additional properties or businesses, fund development opportunities, and to provide for working capital and other general corporate purposes, including but not limited to refinancing upcoming maturities and for repayment of existing borrowings.

Settlement Date:	It is expected that delivery of the Notes will be made against payment therefor on or about August 6, 2026, which is the fifth business day following the date of pricing of the Notes (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to closing will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

5.000% Senior Notes due 2029

Issuer:	Equinix, Inc.

Guarantor:	None

Principal Amount:	$850,000,000

Listing:	None

Scheduled Maturity Date:	August 15, 2029

Benchmark Treasury:	UST 4.125% due July 15, 2029

Benchmark Treasury Price and Yield:	99-17 / 4.295%

Spread to Benchmark Treasury:	+75 bps

Yield to Maturity:	5.045%

Public Offering Price:	99.874% plus accrued interest, if any, from August 6, 2026

Gross Proceeds to Issuer before Estimated Expenses:	$848,929,000

Coupon (Interest Rate):	5.000% per annum

Interest Payment Dates:	February 15 and August 15 of each year, commencing on February 15, 2027

Interest Record Dates:	February 1 and August 1 of each year

Optional Redemption:	Prior to July 15, 2029 (one month prior to the maturity date of the 2029 Notes) (the “2029 Notes Par Call Date”), the Issuer may redeem the 2029 Notes at the Issuer’s option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2029 Notes matured on the 2029 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 15 basis points, less (b) interest accrued to the date of redemption, and

(2) 100% of the aggregate principal amount of the 2029 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon, if any, to but excluding, the redemption date.

On or after the 2029 Notes Par Call Date, the Issuer may redeem the 2029 Notes, at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the aggregate principal amount of the 2029 Notes to be redeemed plus accrued and unpaid interest thereon, if any, to but excluding, the redemption date.

CUSIP:	29444U BV7

ISIN:	US29444UBV70

5.500% Senior Notes due 2033

Issuer:	Equinix, Inc.

Guarantor:	None

Principal Amount:	$650,000,000

Listing:	None

Scheduled Maturity Date:	August 15, 2033

Benchmark Treasury:	UST 4.250% due June 30, 2033

Benchmark Treasury Price and Yield:	98-13¼ / 4.519%

Spread to Benchmark Treasury:	+110 bps

Yield to Maturity:	5.619%

Public Offering Price:	99.315% plus accrued interest, if any, from August 6, 2026

Gross Proceeds to Issuer before Estimated Expenses:	$645,547,500

Coupon (Interest Rate):	5.500% per annum

Interest Payment Dates:	February 15 and August 15 of each year, commencing on February 15, 2027

Interest Record Dates:	February 1 and August 1 of each year

Optional Redemption:	Prior to June 15, 2033 (two months prior to the maturity date of the 2033 Notes) (the “2033 Notes Par Call Date”), the Issuer may redeem the 2033 Notes at the Issuer’s option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2033 Notes matured on the 2033 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 20 basis points, less (b) interest accrued to the date of redemption, and

(2) 100% of the aggregate principal amount of the 2033 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon, if any, to but excluding, the redemption date.

On or after the 2033 Notes Par Call Date, the Issuer may redeem the 2033 Notes, at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the aggregate principal amount of the 2033 Notes to be redeemed plus accrued and unpaid interest thereon, if any, to but excluding, the redemption date.

CUSIP:	29444U BY1

ISIN:	US29444UBY10

5.800% Senior Notes due 2036
Issuer:	Equinix, Inc.

Guarantor:	None

Principal Amount:	$650,000,000

Listing:	None

Scheduled Maturity Date:	August 15, 2036

Benchmark Treasury:	UST 4.375% due May 15, 2036

Benchmark Treasury Price and Yield:	97-23+ / 4.665%

Spread to Benchmark Treasury:	+120 bps

Yield to Maturity:	5.865%

Public Offering Price:	99.510% plus accrued interest, if any, from August 6, 2026

Gross Proceeds to Issuer before Estimated Expenses:	$646,815,000

Coupon (Interest Rate):	5.800% per annum

Interest Payment Dates:	February 15 and August 15 of each year, commencing on February 15, 2027

Interest Record Dates:	February 1 and August 1 of each year

Optional Redemption:	Prior to May 15, 2036 (three months prior to the maturity date of the 2036 Notes) (the “2036 Notes Par Call Date”), the Issuer may redeem the 2036 Notes at the Issuer’s option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2036 Notes matured on the 2036 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 20 basis points, less (b) interest accrued to the date of redemption, and

(2) 100% of the aggregate principal amount of the 2036 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon, if any, to but excluding, the redemption date.

On or after the 2036 Notes Par Call Date, the Issuer may redeem the 2036 Notes, at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the aggregate principal amount of the 2036 Notes to be redeemed plus accrued and unpaid interest thereon, if any, to but excluding, the redemption date.

CUSIP:	29444U BX3

ISIN:	US29444UBX37

5.250% Senior Notes due 2031

Issuer:	Equinix Europe 2 Financing Corporation LLC

Guarantor:	Equinix, Inc.

Principal Amount:	$850,000,000

Listing:	None

Scheduled Maturity Date:	August 15, 2031

Benchmark Treasury:	UST 4.125% due June 30, 2031

Benchmark Treasury Price and Yield:	98-27+ / 4.385%

Spread to Benchmark Treasury:	+95 bps

Yield to Maturity:	5.335%

Public Offering Price:	99.628% plus accrued interest, if any, from August 6, 2026

Gross Proceeds to Issuer before Estimated Expenses:	$846,838,000

Coupon (Interest Rate):	5.250% per annum

Interest Payment Dates:	February 15 and August 15 of each year, commencing on February 15, 2027

Interest Record Dates:	February 1 and August 1 of each year

Optional Redemption:	Prior to July 15, 2031 (one month prior to the maturity date of the 2031 Notes) (the “2031 Notes Par Call Date”), the Issuer may redeem the 2031 Notes at the Issuer’s option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2031 Notes matured on the 2031 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 15 basis points, less (b) interest accrued to the date of redemption, and

(2) 100% of the aggregate principal amount of the 2031 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon, if any, to but excluding, the redemption date.

On or after the 2031 Notes Par Call Date, the Issuer may redeem the 2031 Notes, at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the aggregate principal amount of the 2031 Notes to be redeemed plus accrued and unpaid interest thereon, if any, to but excluding, the redemption date.

CUSIP:	29390X AK0

ISIN:	US29390XAK00

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

To the extent any underwriter that is not a U.S. registered broker-dealer intends to effect sales of notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.

Equinix, Inc. and Equinix Europe 2 Financing Corporation LLC have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents Equinix, Inc. or Equinix Europe 2 Financing Corporation LLC has filed with the SEC for more complete information about Equinix, Inc., Equinix Europe 2 Financing Corporation LLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Equinix, Inc., Equinix Europe 2 Financing Corporation LLC or any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling BNP Paribas Securities Corp. at 1-800-854-5674 (toll-free), Deutsche Bank Securities Inc. at 1-800-503-4611 (toll-free), Goldman Sachs & Co. LLC at 1-866-471-2526 (toll-free), HSBC Securities (USA) Inc. at 1-866-811-8049 (toll-free) or MUFG Securities Americas Inc. at 1-877-649-6848 (toll-free).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.